Exhibit 99.1

INTERDIGITAL ADDS FORMER TIME WARNER CABLE EXECUTIVE JOAN GILLMAN TO BOARD OF DIRECTORS

Longtime Director Robert S. Roath to Retire at End of Term

WILMINGTON, DEL. - April 3, 2017 - InterDigital, Inc. (NASDAQ:IDCC), a mobile technology research and development company, today announced the appointment of Joan Gillman to the company's Board of Directors. Ms. Gillman brings more than two decades of executive experience in broadcasting, advertising and marketing, most recently at Time Warner Cable.

Ms. Gillman was Executive Vice President of Time Warner Cable and President and Chief Operating Officer of Time Warner Cable Media from 2006 until shortly after Time Warner’s acquisition by Charter Communications in May, 2016. In that role, Ms. Gillman led 1,500 employees, set the vision and implementation for multi-year strategic plans, was active in significant M&A and integration efforts, and secured a broad range of strategic partnerships. Prior to that she was Vice President, Interactive TV and Advanced Advertising, a role that included the launch of the first major interactive TV applications for the 2006 Winter Olympics.

“Joan’s tremendous track record of innovation and value creation will be a strong addition to InterDigital, and help guide our efforts to extend into new technology areas,” said S. Douglas Hutcheson, Chairman of the Board of InterDigital. “Her knowledge of content development and distribution is central to the future of mobile, and her knowledge of key areas like partnership, M&A and marketing broaden the Board’s capabilities and position us to deliver even more value to shareholders.”

“The technology industry is seeing tremendous convergence between the worlds of video, cable, and the mobile industry, and adding someone with Joan’s long track record of business innovation in those spaces to our Board significantly deepens our expertise in that key area,” said William J. Merritt, President and CEO of InterDigital. “Her ability to lead development of innovative offerings and connect them to customer needs will help strengthen our knowledge of the companies shaping our existing and future markets.”

Prior to joining Time Warner Cable, Ms. Gillman was President of Static2358, a global operating division of OpenTV responsible for productions and sales of interactive TV and advanced advertising channels. Her background also includes executive roles at British Interactive Broadcasting, a digital satellite joint venture controlled by BSkyB, BT, HSBC and Matsushita, and Physicians’ Online, a healthcare ISP. She began her career in various roles in the office of U.S. Senator Christopher J. Dodd.

Ms. Gillman serves on the boards of directors of Centrica plc, an international energy and services company based in the United Kingdom, and Airgain, Inc., a leading provider of embedded antenna technologies used to enable high performance wireless networking. She has in the past served on the boards of National Cable Communications LLC, SeaWell Networks (acquired by Arris International) and BlackArrow, Inc. (acquired by Cross MediaWorks and currently Cadent Technology). She holds a Bachelor of Arts from The College of the Holy Cross and a Master of Arts in Legislative Affairs from George Washington University.

The company also announced that longtime director Robert S. Roath will retire from the Board of Directors at the end of his current term, which extends until the 2017 Annual Meeting of Shareholders. Mr. Roath joined InterDigital’s Board in 1997, and has served on various committees in his 20-year tenure.

“Bob Roath has been a tremendous colleague on the Board and tireless in his service of the company and its shareholders, and we’re grateful for his contributions. In 1997, he joined the board of a company with pioneering technology, but also operating losses and significant challenges ahead. Today, as he steps away, he leaves an InterDigital that is stronger and more successful than it has ever been,” said Mr. Hutcheson.

About InterDigital®

InterDigital develops mobile technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.

InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit: www.interdigital.com.

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InterDigital Contact: Patrick Van de Wille Email: patrick.vandewille@interdigital.com +1 (858) 210-4814